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                                                                     EXHIBIT 2.2


BARRY W. DAVIDSON
Davidson, Bailey & Medeiros
1280 Seafirst Financial Center
601 West Riverside Avenue
Spokane, Washington 99201
(509) 624-4600

Attorney for Wespac Investors Trust III

                         UNITED STATES BANKRUPTCY COURT

                         EASTERN DISTRICT OF WASHINGTON

In Re.
                                        )             NO. 94-00228-K11
WESPAC INVESTORS TRUST III,             )
                                        )
                                        )             IN PROCEEDINGS FOR
                                        )             A REORGANIZATION
                                        )             UNDER CHAPTER 11
                 Debtor.                )
                                        )
-----------------------------------------

                          FIRST AMENDED DISCLOSURE STATEMENT
                                  (As Modified)

                                 March 22, 1996

SECTION 1.       INTRODUCTION

         1.1   ADEQUATE INFORMATION

         This First Amended Disclosure Statement, as modified, ("Disclosure Statement") is presented with respect to the pending Chapter 11 proceedings of Wespac Investors Trust III ("Wespac"), which filed a Petition For Relief under Chapter 11 of the Bankruptcy Code ("Code") on January 27, 1994, and has been a Debtor In Possession since the time of filing. This Disclosure Statement is prepared by Wespac, is propounded on its behalf, and supersedes those revisions to the Disclosure Statement filed by Wespac at the time of the hearing by the Court relative to this Disclosure Statement.

         This Disclosure Statement has been prepared pursuant to Section 1125 of the Code, which prohibits solicitation of acceptance or rejection of a Plan until interested parties are provided with a written Disclosure Statement which has been approved by the Court as containing adequate information. Such information must be of a kind, and in sufficient detail, to enable a hypothetical reasonable investor typical of each affected class of creditors to make an informed judgment about the Plan. The





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Court, after allowing interested parties an opportunity to be heard, has determined that this Disclosure Statement complies with the requirements of
Section 1125, and has found that this Disclosure Statement contains adequate information.

         This Disclosure Statement should be considered in its entirety. Other than this Disclosure Statement, the Court has authorized no representations concerning present or future operations of Wespac, the financial condition of Wespac, or the analysis of benefits offered under the Plan. Any unauthorized information which is contrary to the provisions of the Disclosure Statement should be disregarded.

         The information contained in this Disclosure Statement has not been subject to audit, and the approval of this Disclosure Statement by the Court does not constitute an endorsement by the Court of the Plan or a guarantee that the information contained herein is complete or accurate, although great effort has been made to ensure accuracy. Except for the real estate valuation, which was established through M.A.I. appraisal, the valuations contained in this Disclosure Statement have been determined, without the assistance of professional appraisers, and have been based primarily upon information supplied by Wespac. The analysis of collateral values, projected future operations, and ability to make debt service have been prepared internally, and represent the opinion and judgment of management. The financial presentations and representations contained in this Disclosure Statement are not based upon findings of the Court, and are not binding upon creditors or other parties in interest.

         1.2   DEFINITIONS

         For the purposes of the Disclosure Statement and Plan, the following capitalized terms shall be defined as set forth below:

         ALLOWED CLAIM: A claim (a) for which a Proof of Claim has been filed with the Court within the Bar Date fixed by the Court, or (b) which is scheduled in the list of creditors prepared and filed with the Court by Wespac and is not listed as disputed, contingent or unliquidated as to amount: in either case as to which no objection to the allowance thereof had been filed, or as to which a final order or judgment has been entered allowing said claim.

         ALLOWED INTEREST: An Interest (a) for which a Proof of Interest has been filed with the Court within the Bar Date fixed by





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the Court, as to which no objection to the allowance thereof has been filed, or as to which a final order or judgment has been entered allowing said Interest.

         ALLOWED SECURED CLAIM: An Allowed Claim secured by a lien, security interest or other charge against or interest in property in which Wespac has an interest.

         BAR DATE: The last day to timely file a Proof of Claim, as fixed by the Court. The Bar Date or filing a Proof of Claim herein was June 6, 1994. The Bar Date for filing a Proof of Interest was February 29, 1996.

         CLAIM: Any right to payment, or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to payment or right to an equitable remedy is reduced to judgment, whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

         CLASS: Any class into which Allowed Claims or Allowed Interests are classified pursuant to Section 5 of the Disclosure Statement or Section 4 of the Plan.

         CODE: The Bankruptcy Code, 11 U.S.C.101 et seq. and any amendments thereto.

         CONFIRMATION DATE: The date upon which the Order of Confirmation is entered by the Court.

         COURT: The United States Bankruptcy Court for the Eastern District of Washington, in which this Chapter 11 case is pending.

         DEBTOR: Wespac Investors Trust III ("Wespac") is the Debtor in this Chapter 11 case.

         EFFECTIVE TIME: The date on which the order of confirmation is no longer subject to appeal, on which no such appeal is pending, and on which any conditions precedent to the implementation of the Plan have been satisfied or waived.

         INTEREST: Any proprietary right of a past or present shareholder of Wespac, by, virtue of holding equity securities of Wespac.





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         NEW COMMON STOCK: Newly issued shares of Common stock to be issued under the Plan.

         OLD COMMON STOCK: Shares of Common stock to be canceled under the Plan.

         ORDER OF CONFIRMATION: The order entered by the Court confirming the Plan in accordance with the provisions of Chapter 11 of the Code, which order is no longer subject to appeal and as to which no appeal is pending.

         PETITION DATES: Wespac filed its Petition For Relief on January 27,
1994.

         PLAN: The Chapter 11 Plan of Reorganization, as amended in accordance with the terms hereof or modified in accordance with the provisions of law.

         PROPONENTS: The Plan is propounded by Wespac.

         REORGANIZED WESPAC: Wespac Investors Trust III as it will exist following the Effective Date of the Plan.

         1.3   CONFIRMATION OF PLAN

         Creditors holding Allowed Claims in this proceeding are entitled to vote for or against acceptance of the Plan of Reorganization which accompanies this Disclosure Statement. Acceptance of the Plan by creditors is important. To gain confirmation, it is generally required that creditors holding at least two-thirds in amount and more than one-half in number of Allowed Claims of each Class of creditors vote for acceptance of the Plan. In the event the Plan is not accepted by vote of the creditors, the Proponents of the Plan may still seek confirmation in accordance with Section 1129(b) of the Bankruptcy Code. To obtain confirmation of the Plan in the absence of acceptance, the Proponents of the Plan will be required to demonstrate a number of factors to the satisfaction of the Court, including showing that the Plan does not discriminate unfairly, is in the best interests of creditors, and meets the fair and equitable standards of Section 1129(b)(2) of the Bankruptcy Code.

         Ballots have been provided to all known holders of Claims, including Claims as to which objections have been filed, or Claims which were listed in the bankruptcy schedules as contingent, unliquidated or disputed. A Proof of Claim must be filed on or





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before the Bar Date as to Claims which were listed in the bankruptcy schedules as contingent, unliquidated or disputed. Only holders of Allowed Claims, or Claims which are deemed to be allowed for purposes of voting, are entitled to vote on the Plan. A Claim as to which an objection has been filed is not considered an Allowed Claim unless or until the Bankruptcy Court rules unfavorably on that objection. Accordingly, although the holders of disputed Claims will receive ballots, these votes will not be counted unless the Bankruptcy Court temporarily allows that Claim for purposes of voting. The Disclosure Statement and Plan may refer specifically to certain Claim or Interests. Such references are not an admission by the Proponents of the Plan of the nature, extent or allowability of such Claims.

         The Bankruptcy Court is required to enter a series of findings as part of Plan confirmation, including findings: (1) that the Plan has classified creditor Claims and shareholder Interests as required by law; (2) that the contents of the Plan comply with the technical requirements of Chapter 11 of the Bankruptcy Code; (3) that the Plan has been proposed in good faith; and (4) that all disclosures made regarding the Plan have been made as required, and have included information regarding all payments made or promised in connection with the Plan, as well as the identity, affiliations and compensation of all insiders.

         The Bankruptcy Court must find that the Plan provides each member of an impaired class of claims or interests a distribution at least equal to that which would be made if these bankruptcy estates were liquidated under Chapter 7 of the Code. If the Plan yields a recovery greater than would be available under Chapter 7, the Plan is deemed to be in the best interests of creditors. The Plan must be in the best interests of creditors in order for the Court to confirm the Plan, regardless of whether creditors have voted for acceptance.

         The Bankruptcy Court, in order to determine how much members of each impaired class of unsecured creditors and equity security holders would receive if these bankruptcy estates were liquidated, must first determine the total value of assets which would be realized if this Chapter 11 case was converted to a proceeding under Chapter 7, and the assets liquidated by a bankruptcy trustee. The liquidation value of the company would be the estimate of monies received from the sale of assets supplemented by cash on hand, collection of accounts receivable, and projected proceeds from claims held against third parties. The amount received upon liquidation would be reduced by the cost and expenses of





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liquidation, and by outstanding claims for administrative expenses, and claims of secured creditors. If the estate were liquidated under Chapter 7, costs would be incurred for compensation of the trustee, as well as for professionals employed by the trustee, including attorneys and accountants; for costs of sale and disposition of assets; and by all unpaid expenses incurred by these bankruptcy estates during the Chapter 11 proceedings (including claims for attorneys fees, accountants, unpaid suppliers, or tax liabilities); and other expenses arising from the operation during the Chapter 11 and Chapter 7 liquidation. It is anticipated that liquidation would give rise to additional claims for capital gains, and claims for breach of contract. An estimate of shareholders equity upon liquidation, without allowance for Chapter 7 Trustee's fees and expenses, is attached hereto as Appendix "A".

         A post confirmation balance sheet, without reserve for costs of liquidation, is included with the financial information attached as Appendix "B". The Plan is intended to provide distributions to creditors which are believed to be in excess of what would be received by those creditors in the event of a liquidation, considering the nature and amounts of creditors claims and their priority with respect to each other.

         Wespac bases its financial reporting upon a fiscal cycle ending in December of each year. Monthly operating reports are generated internally for use by management. Year end financial statements are presented on a compilation basis by the Certified Public Accountants for Wespac. Wespac has prepared an operating financial forecast as a part of its internal assessment of future business operations, and for the purpose of demonstrating repayment of outstanding debt. These projections may be helpful to creditors in determining whether to vote for acceptance or rejection of the Plan. Nevertheless, the projections are based upon many assumptions which are subject to uncertainties. Certain events and circumstances may fail to materialize, while other unanticipated events and circumstances may occur which will vary the actual results from the projected results. The financial projections attached as Appendix "B" include a projected Income and Expense Statement showing the forecasted financial condition of Wespac following confirmation.

         Wespac assumes that all creditors will act in good faith and avoid protracted litigation over the Plan, and support early efforts to gain confirmation of the Plan. Wespac believes that a delay in confirmation will result in an erosion of creditor





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confidence in the ability of Wespac to reorganize, and will hinder efforts to achieve profitable operations.

         Wespac believes that the Plan provides a feasible means to successfully restructure, and provides creditors with a greater dividend than would be available through immediate liquidation of the assets of the companies. Wespac believes that confirmation of the Plan is in the best interests of creditors, and urges all creditors to vote for acceptance of the Plan.

SECTION 2.       BACKGROUND OF OPERATIONS

         2.1   EARLY HISTORY

         Wespac was formed on August 22, 1983 as a self liquidating Real Estate Investment Trust (REIT) under California law, for the purpose of acquiring, managing and selling income producing real estate assets. Wespac was capitalized through a public offering of shares through NASDAQ, raising approximately $62,000,000, of which approximately $10,000,000 was used for offering and operational expenses, including the repurchase of shares through a rescission offer. In separate transactions, Wespac purchased seven shopping centers, four hotels, and two apartment buildings at a total cost of approximately $97,000,000, with approximately $41,500,000 used for acquisition costs. The balance of available funds were used for payment of dividends and for funding operating losses.

         Most properties were acquired with income guaranties from the seller for periods of one to three years. The properties were unable to generate sufficient revenues after the expiration of those guaranties, and operations were conducted at a substantial deficit throughout the early years of the business, creating a shortage in cash flow which rendered Wespac unable to service obligations owing to creditors. To obtain working capital, on January 14, 1988, Wespac entered into a Financing Agreement with U.S. Real Estate Advisors, Inc. ("USREA"), a corporation then owned by John T. Hall. Under that Financing Agreement, USREA was to loan Wespac $3,500,000, pursuant to certain terms and conditions. It is alleged by USREA that $900,000 was advanced to Wespac under the Financing Agreement, secured by a lien against the Riverdale Shopping Center, located in Ogden, Utah, and by a lien against the Rainbow Expressway properties, located in Las Vegas, Nevada. These funds proved insufficient to meet the operating deficit of Wespac. To preserve its assets from foreclosure, and enable Wespac to restructure its assets and liabilities, a reorganization proceeding





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under Chapter 11 of the Bankruptcy Code was filed in the Bankruptcy Court for the Central District of California on April 13, 1988, under Case No. 88-02222 JR (hereinafter referred to as the "1988 Reorganization").

         2.2   1988 REORGANIZATION

         Wespac acted as a Debtor in Possession in the 1988 Reorganization, and was authorized to conduct business in the ordinary course. On July 25, 1988, an Amended Financing Agreement was approved by the court, providing for USREA to extend a total line of credit of $1,500,000, including funds previously advanced, repayable with interest at prime plus four percent in monthly installments over five years. The Amended Financing Agreement also provided for Wespac to issue warrants to enable USREA to acquire up to 5,724,692 shares of Wespac (the "USREA Shares") at an exercise price of $.125 per share. These warrants were exercisable either by the payment of additional monies, or by forgiveness of debt, entitling USREA to acquire a 49% interest in Wespac.

         The Third Amended Plan of Reorganization filed in the 1988 Reorganization ("1989 Plan"), dated January 24, 1989, provided for USREA to exercise the warrants through forgiveness of debt, and for Wespac to sell all properties. Creditors were to be paid the proceeds of sale to the extent necessary to pay all Allowed Claims, with Wespac to reinvest any surplus in new acquisitions. Shareholders retained their equity interests in Wespac, subject to a 49% dilution upon exercise of the warrants by USREA. The 1989 Plan was approved and confirmed by the court on March 29, 1989, with certain amendments.

         Confirmation of the 1989 Plan served to revest all assets of the estate in Wespac, free and clear of all liabilities except those payable under the 1989 Plan. As provided for by the 1989 Plan, USREA exercised its warrants by purportedly forgiving $715,586.50 which Wespac owed under the Amended Financing Agreement. Wespac liquidated all real estate assets except (1) the Riverdale Shopping Center located in Ogden, Utah, and (2) the Quality Inn Hotels located in Spokane, Washington, consisting of The Quality Inn - Spokane House, The Quality Inn - Valley, and The Comfort Inn - North (hereinafter referred to as the "Spokane Properties"). USREA has represented that all Allowed Claims in the 1988 reorganization were provided for or paid. The 1988 Reorganization was closed by the court on August 21, 1992.





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         2.3   OPPENHEIMER INDUSTRIES ACQUISITION

         On April 18, 1990, Wespac and USREA entered into a Stock Purchase Agreement and related documents with Oppenheimer Industries, Inc. ("Oppenheimer"), a Delaware corporation then traded on the American Stock Exchange, with assets consisting primarily of real estate holdings in New Mexico, owned under its own name and through The Armendaris Corporation, a subsidiary. By the terms of the transaction, USREA and Wespac acquired a 51% controlling interest in Oppenheimer. Wespac purchased 825,000 initial shares for $825,000.00, which was paid. Additional shares of 1,175,000 were purchased by Wespac for $1,175,000.00, payable pursuant to a Promissory Note bearing interest at the rate of ten percent (10%) per annum, due with interest on August 17, 1992 (the "Oppenheimer Note"). The Oppenheimer Note was secured by a lien against the Riverdale Shopping Center.

         The Oppenheimer transaction provided for Hall and his nominees to take control of Oppenheimer management while purporting to locate and secure additional financing for Oppenheimer business operations and development. It is alleged that Hall instead directed the affairs of Oppenheimer for his own personal benefit, causing the diversion of Oppenheimer assets to his own account. Faced with mounting litigation, Oppenheimer entered Chapter 11 proceedings in November, 1990 in the Central District of California, under Case No. LA 90-29591-RWA.

         On February 25, 1992, Hall caused the Riverdale Shopping Center, still subject to the Oppenheimer Deed of Trust, to be transferred by Wespac to USREA. The consideration stated for the transfer was assumption of underlying debt, and forgiveness of certain Wespac debt allegedly owed to USREA. On March 25, 1992, with no authorization of the Oppenheimer bankruptcy court, Hall directed Oppenheimer to reconvey the Deed of Trust securing repayment of the Oppenheimer Note. The effect of this reconveyance was to release the security Oppenheimer held for repayment of the Wespac note of $1,175,000.00 plus interest.

         In May of 1992, R. Todd Neilson was appointed trustee of Oppenheimer. The Oppenheimer Note was not paid when due on August 17, 1992, and litigation was initiated against USREA, John T. Hall and Wespac seeking collection of the Oppenheimer Note, reinstatement of the Deed of Trust against the Riverdale Shopping Center, and other relief, in adversary proceedings encaptioned:
Oppenheimer Industries, Inc., et al.; Todd Neilson, as Chapter 11 Trustee for Oppenheimer Industries, Inc.; The Armendaris Corp., and





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Armendaris Water Development Co. v. John T. Hall; U.S. Real Estate Advisors,
Inc., and Wespac Investors Trust III, in the U.S. Bankruptcy Court in the Central District of California under Case No. AD92-05003.

         In response to the Oppenheimer litigation, USREA filed a voluntary petition under Chapter 11 on March 4, 1993 in the Central District of California under Case No. LA 93-17576-RWA, and has acted as a Debtor in
Possession in that proceeding.    The Oppenheimer trustee also brought
adversary proceedings in the USREA reorganization, encaptioned: U.S. Real Estate Advisors, Inc.; Todd Neilson v. U.S. Real Estate Advisors, Inc., John T. Hall and Wespac Investors Trust III, in the U.S. Bankruptcy Court in the Central District of California under Case No. AD93-02901-RA.

         2.4   MEDICAL RESOURCE CLAIM

         Against the background of the above transactions, Wespac was a cross complaint Defendant in an action encaptioned Newbeach Partners v. Newport Partners, et al., Kenneth Pincourt, Kurt Schlesinger and Robert Kaufman v. Wespac Investors Trust, Wespac Investors Trust II, Wespac Investors Trust III and Does 1 through 100, inclusive, and related cross-actions pending in the Superior Court of the State of California, County of Orange. This litigation was brought by the landlord of an office building located in Orange County, California, which had been leased by Wespac and related enterprises in the mid-eighties. Wespac had agreed to indemnify a prior tenant against liability under the lease, on certain terms and conditions. Following trial, judgment on a cross-complaint for indemnity was rendered in favor of Medical Resource Companies of America ("Medical Resource") against Wespac on December 16, 1993 for $394,299.54 plus costs, plus judgment against Wespac to the extent Medical Resource paid a related judgment to Kenneth Pincourt of $216,099.44, together with attorneys fees, costs of suit and interest. The total owing to Medical Resource, as of June, 1995, was $1,085,000.00, including post-petition attorney fees and costs.

         This judgment is presently on appeal. Nevertheless, collection of the judgment was not stayed by the trial court, and the Medical Resource judgment was registered as a foreign judgment in the Superior Court of Washington, King County, under Case No. 94-2-00738-6 on January 10, 1994. A certified copy and abstract of judgment was subsequently recorded with the Spokane County Auditor, but were not filed with the Clerk of the Spokane County Superior Court. A Writ of Garnishment issued on January 27, 1994, and was





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served upon Wespac with respect to the cash and checks on hand at the Spokane
Properties. A total of $2,035.91 was seized by the Spokane County Sheriff pursuant to said writ. Any further proceedings directed at the collection of this judgment have been stayed by the Chapter 11 filing. The Medical Resource litigation claim is resolved under the proposed settlement with Wespac.

         2.5   1994 REORGANIZATION

         2.5.1 General Operations Under Chapter 11.

         This Chapter 11 case was filed on January 27, 1994, to seek a restructuring of the assets and liabilities of Wespac, primarily in response to the Medical Resource execution and the Oppenheimer litigation. The filing of these bankruptcy proceedings invoked the provisions of 11 U.S.C. 362, providing for an automatic stay of all pending suits against Wespac, or other actions for collection of claims arising prior to bankruptcy. Since filing for relief under Chapter 11, Wespac has attempted to restructure its financial structure under the supervision of the Bankruptcy Court. Wespac has conducted its affairs in the ordinary course of business as Debtor In Possession, seeking court authorization for certain actions only when and as required by the Code.

         Hall was acting as the sole Wespac trustee, director and officer at the time this case was filed. As the underlying Trust documents require three trustees, Hall appointed Georgie Liebelt and David Heinen, both of whom are involved in the day-to day operations of the Spokane Properties, as trustees. Having disclaimed any ownership interest, Hall resigned as trustee, director, officer, or employee of Wespac in the summer of 1994. Following Hall's resignation, the only two trustees of Wespac are Georgie Liebelt and David Heinen. Georgie Liebelt is, pursuant to Court Order, designated as the representative of the Debtor in Possession.

         2.5.2 Cash Collateral Issues.

         During this Chapter 11 case, Wespac has operated its business using property and funds in which U.S. Bank of Washington claims a security interest by virtue of a Note secured by a Deed of Trust against the Spokane Properties, and by a UCC-1 filing against accounts and other collateral. At the time of filing, Wespac had approximately $55,000.00 on hand as proceeds from room revenues, which are considered accounts under prevailing Ninth Circuit law. The lien interest of U.S. Bank in those funds has been recognized





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as an interest in cash collateral, and those monies were paid to U.S. Bank for application against the regularly scheduled note payments which became due in February and March, 1994. The Bankruptcy Code provides that the security interest of a lender terminates in accounts acquired by a debtor after filing bankruptcy. Nevertheless, U.S. Bank continues to claim that the provisions of its Deed of Trust providing for an assignment of rents are effective to encumber the revenues of the hotels, and maintains that the room revenues are cash collateral in which it holds a lien interest. No Court ruling has been sought by either Wespac or U.S. Bank regarding the status of post petition room rents as cash collateral.

         The State of Washington has also asserted a position in cash collateral by virtue of warrants issued on January 26, 1988 and November 8, 1988, totaling approximately $30,000.00 plus interest from those dates. Wespac has disputed the effectiveness of those warrants, as neither was filed in Spokane County. Further, both warrants precede confirmation of the 1988 Reorganization, and were obligations which were subject to treatment in that case. The lien claim of the State of Washington has been compromised for $18,958.15, payable within thirty (30) days after the Effective Date of the Plan of Reorganization.

         2.5.3   Significant Claims and Interests.

         Resolution of the following claims has been critical to feasibility of the Plan:

                 a. Kaye, Scholer, Fierman, Hays & Handler Claim. The law firm of Kaye, Scholer, Fierman, Hays & Handler ("Kaye Scholer") was employed by USREA and Wespac during 1990 and 1991 with respect to possible asset acquisitions. Kaye Scholer filed a Proof of Claim in the sum of $815,308.73, plus interest and costs, pertaining primarily to the Oppenheimer acquisition, alleging that USREA and Wespac were jointly and severally liable for unpaid legal fees and costs. The claim was later increased to $1,145,283.62, to encompass the potential of an increased account to Kaye Scholer if that firm was unsuccessful in defending certain preference action brought by the Oppenheimer Trustee. Wespac objected to the Proof of Claim in its entirety, maintaining that USREA was the primary beneficiary of the legal work, and that Wespac was without authority to incur billings for the type of services which had been performed. Following





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         initial discovery, a settlement of the Kaye Scholer claim was negotiated, whereunder Kaye Scholer was granted an Allowed Claim in the sum of $200,000.00, payable under the Plan over a period of five years with interest at 8% per annum. Alternatively, Wespac is entitled to satisfy said claim for a cash payment of $100,000.00, payable within thirty (30) days of the Effective Date of the Plan.

                 b. Oppenheimer Industries, Inc. Claim. The Oppenheimer litigation brought against Wespac, Hall and USREA was compromised among the parties, with the approval of the USREA and Wespac bankruptcy courts. Without denying or affirming the allegations or statements of the Oppenheimer trustee, the status of the Wespac debt or the facts surrounding the reconveyance of the Oppenheimer Deed of Trust, Wespac and the other defendants entered into a settlement of plaintiffs' claims which provided for USREA to execute a Demand Deed of Trust and Promissory Note in favor of Oppenheimer, securing the Oppenheimer Note against the Riverdale Shopping Center, in the amount of $1,175,000.00 with interest from July 1, 1991. In addition, John T. Hall removed himself from any ownership, management or control of USREA, and confessed judgment in favor of the plaintiffs in the sum of $587,500.00, with execution stayed for a period of nine months of USREA court approval. If the principal sum of $1,175,000.00 had been paid to Oppenheimer within said nine month period, the Oppenheimer
         Note was to be extinguished, without interest, the Deed of Trust reconveyed, and the Hall judgment satisfied. The recourse of the Oppenheimer trustee against Wespac was limited to a cause of action under the Oppenheimer Note only, to the exclusion of other grounds for relief which might otherwise have given rise to an enhanced recovery.

                 Payment of the Oppenheimer Note was expected to occur upon sale of the Riverdale Shopping Center, based upon the anticipated sale price of the property. Although an offer was received which would have paid Oppenheimer in full, that offer failed to close, and the Riverdale Shopping Center ultimately was sold in the fall of 1995 for $5,200,000.00 with the approval of the USREA Court. This sale was insufficient to relieve Wespac of the Oppenheimer obligation. Wespac and Oppenheimer have





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                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


         subsequently negotiated a settlement under which Oppenheimer shall be granted an Allowed Unsecured Claim for $300,000.00, payable under the Plan in monthly installments over a period of five (5) years, including interest at 8%. Alternatively, Wespac is entitled to satisfy said claim for a cash payment of $250,000.00, payable within thirty
         (30) days of confirmation. The settlement has been approved by both Wespac and Oppenheimer in their respective bankruptcy cases. Wespac does not intend to fund the cash payment option under the settlement, and will pay the Oppenheimer claim in deferred payments under the Plan.

                 c. Medical Resource Creditors Claim and Shareholder Interest. Medical Resource asserts a creditor's claim in excess of $1,085,000.00, which Wespac has disputed. Wespac and Medical Resource have agreed to compromise the creditor's claim of Medical Resource by granting Medical Resource an Allowed Unsecured Claim for the sum of $800,000.00, which shall be paid through the issuance of New Common Stock. The New Common Stock to be issued in respect of the Medical Resource Allowed Claim shall constitute 50% of all issued and outstanding New Common Stock, and shall be issued to Medical Resource in addition to the New Common Stock which Medical Resource shall be entitled to receive in respect of the USREA Stock which Medical Resource purchased from Zimco, as described below.

                 Medical Resource also claims ownership of 5,724,692 shares of Old Common Stock ("the USREA Stock") which it acquired on June 27, 1995, pursuant to a Stock Purchase Agreement with S.A. Zimco Management, P.L.C. and Hall for the sum of $450,000.00. Of that sum, $250,000.00 was paid in cash, with the balance paid into escrow, to be released upon confirmation of the Plan, or upon other agreement of the parties. Wespac objected to the Proof of Interest filed by Zimco with respect to these shares, and sought a judicial determination of the true ownership of these shares in the RICO Litigation which has now been settled between Medical Resource and Qualis as described hereafter.

                 Upon the Effective Date, Medical Resource shall reduce its claim to shares acquired from Zimco so such shares shall total no more than 25% of Allowed Interests


PAGE 14
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


         in Old Common Stock. Wespac shall dismiss the objection to the Zimco Proof of Interest and recognize the Proof of Interest filed the 14th day of February, 1996 by Medical Resource/Nevada Sea as relates to the 5,724,692 shares acquired by Medical Resource from Zimco, for which Medical Resource shall be entitled to receive 25% of the issued and outstanding New Common Stock. Medical Resource shall be issued 50% of the issued and outstanding New Common Stock, which Medical Resource shall receive in exchange for its compromised creditors claim.

                 d. Nevada Sea Claim Option and Stock Option. Nevada Sea Investments, Inc. ("Nevada Sea") is a corporation formed under the laws of the State of Nevada on May 1, 1995. Nevada Sea entered into an Option, effective May 12, 1995, under which, in summary, Nevada Sea paid Medical Resource the sum of $1,085,000.00, plus reimbursement for certain future expenses of Medical Resource, for an option to acquire the creditor's claim of Medical Resource against Wespac, including any stock, property or rights therefrom, for a period of seven years (the "Claim Option"). The exercise price for the Claim Option is the sum of $1,085,010.00, with the consideration paid for the Claim Option to apply to the exercise price. Nevada Sea does not intend to exercise the Claim Option at the Effective Date of the Plan.

                 Nevada Sea also entered into an Option Agreement, effective June 27, 1995, under which, in summary, Nevada Sea acquired the right to pay Medical Resource the sum of $450,000.00, plus reimbursement for certain future expenses of Medical Resource, for an option for a period of seven (7) years to acquire the stock of Wespac (the "USREA Shares") which Medical Resource acquired from S.A. Zimco Management, P.L.C. ("the Stock Option"). The exercise price for the Stock Option is the sum of $450,010.00, with the consideration paid for the Stock Option to apply to the exercise price. Nevada Sea shall exercise the Stock Option at the Effective Date of the Plan.

                 Upon the Effective Date, Wespac shall dismiss the appeal of the Medical Resource judgment, and the adversary action to avoid the Medical Resource judgment lien.


PAGE 15
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


SECTION 3.       CURRENT OPERATIONS

         3.1   EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Wespac, subject to Bankruptcy Court approval, has the right to assume or reject any executory contracts and unexpired leases entered into prior to the date of filing. Damages resulting to the other party to such as executory contract or unexpired lease are considered to be unsecured claims. The Plan of Reorganization provides for all executory contracts and unexpired leases to be assumed.

         The executory contracts, and leases to be assumed and negotiated include the following:

                 a. Franchise Agreement with F I Hotel Corp. for the Friendship Inn franchise, providing for a Royalty Fee of 2% of gross room receipts, a Marketing Fee of 2% of gross room receipts, plus other terms and conditions.

                 b. Franchise Agreement plus Addenda and Terminal Support Agreement dated December 26, 1985 with Quality Inns International, for the Comfort Inn - North and the Comfort Inn - Valley, providing for a Royalty Fee of 3% of gross room receipts, a Marketing Fee of 1% of gross room receipts and $.20 times the room count, a Reservation Services Fee of 1% of gross room receipts and $1.00 per room reserved, plus other terms and conditions.

                 c. Lease between Wespac and Northwood Investment Company for the real property located at 7111 North Division, Spokane, Washington, upon which the Comfort Inn - North is located, at a current lease payment of $6,591.00 per month plus water and sewer, triple net. Said lease is current, and has been assumed by Wespac pursuant to earlier order of the court.

                 d. Lease with the City of Spokane for parking lot encroachment at the Friendship Inn, dated October 26, 1989, an annual payment of $2,000.00 per year, subject to adjustment, for a period of twenty years.

                 e.       Lease for telephone equipment with Bell Atlantic
         Systems.


PAGE 16
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


                 f. Lease for a copier, sorter and stand with Columbia Lease and Rental, Inc., dated April 1, 1992, at a monthly payment of $194.24, expiring March 31, 1996.

                 g. Service Agreement dated March 18, 1993 with G.T. Graphics for office copier, for twelve months or 60,000 copies, at an annual fee of $870.00.

                 h. Leases dated January 5, 1988 for soft drink equipment with Pacific Coca-Cola Bottling Company, on the basis of sharing gross profits, terminable upon thirty days notice.

                 i. Equipment and equipment service lease dated February 17, 1993 for pagers at Friendship Inn and Comfort Inn North with Pass Word, at a monthly payment of $275.00.

                 j. Lease agreement dates October 30, 1990 with Young Outdoor Sign Co. (YESCO) for outdoor sign, at a monthly payment of $450.00, expiring January 1, 1996.

                 k. Lease of the restaurant and lounge located within the Friendship Inn to Georgie Liebelt, doing business as the Spokane House Restaurant. This lease has expired, and the restaurant and lounge are presently leased on a month to month basis pending the outcome of the reorganization. The restaurant and lounge are operated for the benefit of the customers of the Friendship Inn, and are not profitable. Despite negotiated reductions, an rent obligation has accrued to Wespac in the approximate amount of ten thousand dollars. As an incentive for continued operations, Wespac shall offer a three year lease of the restaurant and lounge to Georgie Liebelt, at a lease rate based upon net profits, with forgiveness of all accrued rent liabilities.

         3.2 PENDING LITIGATION

         Wespac is party to a number of pending lawsuits, which are summarized as follows:

                 a. Newbeach Partners v. Newport Partners, et al., Kenneth Pincourt, Kurt Schlesinger and Robert Kaufman v. Wespac Investors Trust, Wespac Investors Trust II, Wespac Investors Trust III and Does 1 through 100, inclusive,


PAGE 17
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


         and related cross-actions pending in the Superior Court of the State of California, County of Orange. Judgment was rendered in favor of Medical Resource, with a total owing, as of June, 1995, was
         $1,085,000.00, including post-petition attorney fees and costs.   The
         Medical Resource litigation claim is resolved under the terms of this Plan.

                 b. Oppenheimer Industries, Inc., et al.; Todd Neilson, as Chapter 11 Trustee for Oppenheimer Industries, Inc.; The Armendaris Corp., and Armendaris Water Development Co. v. John T. Hall; U.S. Real Estate Advisors, Inc., and Wespac Investors Trust III, in the U.S. Bankruptcy Court in the Central District of California under Case No. AD92-05003. This suit has been settled for $300,000.00, as set forth above.

                 c. U.S. Real Estate Advisors, Inc.; Todd Neilson v. U.S. Real Estate Advisors, Inc., John T. Hall and Wespac Investors Trust III, in the U.S. Bankruptcy Court in the Central District of California under Case No. AD93-02901-RA. This suit is the companion action of the Oppenheimer litigation referred to immediately above, and is encompassed within the Oppenheimer settlement of $300,000.00 referenced above.

                 d. U.S. Real Estate Advisors, Inc.; Todd Neilson as Trustee of Oppenheimer Industries Cattle Equity Program, L.P. v. U.S. Real Estate Advisors, Inc., John T. Hall and Wespac Investors Trust III, in the U.S. Bankruptcy Court in the Central District of California under Case No. AD93-03492. This suit is the companion action of the Oppenheimer and U.S. Real Estate Advisors, Inc. litigation referred to immediately above, and is encompassed within the Oppenheimer settlement of $300,000.00.

                 e. Wespac District Court Action. Wespac is Plaintiff in an action pending in the United States District Court for the Eastern District of Washington, under cause no. CS-95393-FVS, against S.A. Zimco, Ltd., Hall, Joel Ciniero, Mohamed Hadid, Daher Al-Fahoum, Qualis Group, Inc., Qualis Group Holdings, L.P., Nautilus Fund Ltd., Spokane Hospitality Corp., Qualis Care L.P., Medical Resource and Nevada Sea as Defendants. This action is brought to determine the rightful ownership of


PAGE 18
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


         the Wespac shares referred to as the "USREA Stock", and to recover damages which Wespac incurred as a result of the wrongful conduct of the certain Defendants in relation to that stock. The allegations of the complaint are too voluminous to reiterate; however, the complaint generally alleges that certain defendants fraudulently conspired to have Zimco sell Hall's Wespac stock ("the USREA Shares") to Qualis Care, L.P. on March 18, 1994 for the sum of $5,000.000.00, utilizing a forged Wespac certificate. Those same shares were later sold by Zimco to Medical Resource on June 27, 1995 for the sum of $450,000.00. Medical Resource, in turn granted Nevada Sea an option to acquire the USREA Stock for $450,010.00. The acts of certain defendants are alleged to constitute racketeering, fraud, breach of fiduciary duties and conversion, as well as various securities violations.

                 The Complaint seeks monetary damages against all defendants other than Qualis Care L.P., Medical Resource and Nevada Sea; treble damages and punitive damages against all RICO Defendants; punitive damages against all defendants other than Qualis Care L.P., Medical Resource, and Nevada Sea. Medical Resource/Nevada Sea and Qualis have reached an agreement with respect to their competing interest to the 5,724,692 shares of Wespac stock (USREA Stock). Qualis has filed a withdrawal of the Proof of Interest relating to said shares filed by Qualis the 29th day of February, 1996 and has agreed to the entry of a dismissal of Qualis from this litigation with prejudice, which bars Qualis, Medical Resource, Nevada Sea, and Wespac from ever asserting any claim against each other arising from the sale or purported sale of Wespac stock to Qualis but reserves any claims Qualis may have against other arising from such sale or purported sale. Wespac, with Court approval has compromised the claim against Zimco and Mohamed Hadid for the sum of $100,000.00. It is anticipated that Joel Ciniero will be dismissed as a party defendant for his voluntary cooperation in providing discovery and testimony as may be requested by Wespac regarding the factual issues to be determined in that case. Wespac has filed motions for orders of default as to the other defendants. Wespac, in its discretion, may dismiss the District Court action, if for example, it appears the cost of said litigation outweighs the potential for recovery or collectability from any named defendant.


PAGE 19
FIRST AMENDED DISCLOSURE STATEMENT

                    [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]

         3.3   OWNERSHIP

         The beneficial interest of Wespac is held by its shareholders. The initial offering of Wespac shares issued approximately 11,500,000 shares to approximately 10,000 shareholders. Pursuant to the 1989 Plan, USREA was issued warrants for 5,724,692 additional shares, which were allegedly exercised through the forgiveness of debt, resulting in the acquisition by USREA of a 49% interest in Wespac. Wespac has been advised that the interest held by USREA was transferred to John T. Hall prior to the filing of this Chapter 11 case, and was subsequently transferred by John T. Hall to a corporation known as S.A. Zimco Corp.

         Prior to the 1988 Reorganization, Wespac employed a transfer agent as an independent third party for the maintenance of shareholder records. The services of the transfer agent were discontinued in 1991. The stock records of Wespac which are now available are outdated and are believed to be unreliable. In an attempt to construct an accurate record of existing shareholders, Wespac obtained appropriate orders of the Court which would require each shareholder to file a Proof Of Interest. Notice of these Chapter 11 proceedings has been provided to all entities which appeared on any of the several shareholder records which have been located for Wespac, and will also be published in a national business newspaper, all in an attempt to create an entirely reliable and accurate record of stock ownership. Wespac intends to issue New Common Stock to shareholders which file a Proof of Interest, and cancel all Old Common Stock at confirmation.

         3.4     MANAGEMENT AND COMPENSATION

         a. Existing Management. The following individuals presently serve in the capacities indicated for Wespac:

                 Georgie Liebelt. Ms. Liebelt is currently the Regional Director for Wespac, and is responsible for all operations. Her present compensation is $59,000.00 per year, plus $6,000.00 per year car allowance. Ms. Liebelt was appointed Trustee in January, 1994, and is the designated representative of Wespac, with the sole authority within Wespac regarding the disposition of assets, the transfer of any funds and any issues regarding administration of the bankruptcy estate. Medical Resource and Nevada Sea shall vote to retain Ms. Liebelt as a Trustee of the Reorganized Wespac, if she chooses to so serve during the course of her employment





PAGE 20
FIRST AMENDED DISCLOSURE STATEMENT

                    [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


         as provided for herein, unless removed as a trustee for just cause.

                 David Heinen. Mr. Heinen is currently the Manager of the Spokane Properties, and is responsible for the daily operation of these hotels. His present compensation is $39,600.00 per year, plus $4,800.00 per year car allowance. Mr. Heinen was appointed Trustee in January, 1994.

         b. Post-confirmation Management. Wespac shall offer a three year employment contract to Georgie Liebelt at her existing level of compensation and benefits, and an eighteen month employment contract to David Heinen at his existing level of compensation and benefits. Wespac shall call an organizational meeting of shareholders and trustees within six months of the Effective Date of the Plan to elect trustees, directors and officers, who will thereafter serve for a period of one (1) year, or until their successors are duly qualified and elected. The Debtor is not current with SEC reporting requirements. Prior management (pre-filing) failed to comply with SEC filing requirements. The Reorganized Debtor will use its best efforts to obtain audited financial statements. It is anticipated that Wespac will obtain audited financial statements for the fiscal year ending December 31, 1996, on or about April 15, 1997. Thereafter, Wespac will prepare and file the required SEC reporting documents to bring such reports current.

SECTION 4.       UNCLASSIFIED OBLIGATIONS AND SUMMARY OF TREATMENT UNDER THE
                 PLAN

         4.1 Administrative Expenses. All expenses of administration allowed against the estate under 11 U.S.C. Section 503, including professional fees incurred by Wespac for legal and accounting services, and other post-petition liabilities which have an administrative priority, whether by Court order or operation of law, shall be paid when due, or, when appropriate, upon allowance by the Court.

         4.2 Priority Tax Claims. All priority allowed unsecured claims of governmental units allowed against the estate, except the State of Washington Department of Revenue, under 11 U.S.C. Section 507(a)(7) shall be paid pro-rata in annual installments, including interest at the rate required by law, over a period of six years from assessment, commencing ninety days after the Effective Date of





PAGE 21
FIRST AMENDED DISCLOSURE STATEMENT

                    [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


the Plan. The State of Washington Department of Revenue shall be paid in full within thirty (30) days of the Effective Date of the Plan of Reorganization. The claims of disputed tax creditors shall be determined through contested proceedings in the Bankruptcy Court. Unsecured tax claims for penalties shall be treated as general unsecured claims, and will be classified with those creditors. Priority Tax Claims, with disputed claims indicated by an asterisk (*), include the following:

Colorado Department of Revenue:      $     15.00
Washington Department of Revenue     $ 18,958.15
Florida Department of Revenue:       $    450.00
Internal Revenue Service:            $ 11,500.00*
Oregon Department Of Revenue:        $     70.00
Tennessee Department Of Revenue:     $ 23,965.64
Utah State Tax Commission:           $  1,157.00

       4.3 Employment Benefits. All accrued employee benefits for sick pay and vacation leave shall continue unimpaired through confirmation.

SECTION 5. CLASSIFICATION OF CLAIMS & INTERESTS, AND SUMMARY OF TREATMENT UNDER THE PLAN

       Claims and interests are classified for purposes of voting on the Plan. Creditors or equity holders within a class will be treated similarly under the Plan.

       5.1  Priority Non-Tax Claims

       Priority Non-Tax Claims include all priority creditors as defined by 11 U.S.C. Section 507 except unsecured claims of governmental units as set forth in Section 507(a)(7). Priority Non-Tax Claims include claims for wages, salaries and commissions to the extent earned within sixty days of filing, and also include claims for unpaid contributions to employee benefit plans, or to consumers for deposits which were made for services which have not been delivered. No creditors are entitled to Priority Non-Tax Claims status.

       5.2  U.S. Bank of Washington

       Class 2 consists only of the Allowed Secured claim of U.S. Bank of Washington, secured by a first Deed of Trust against the Spokane Properties, together with accounts, contract rights,





PAGE 22
FIRST AMENDED DISCLOSURE STATEMENT

                    [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


chattel paper, revenue, rents, general intangibles, with an approximate balance of $3,807,000.00 plus interest. U.S. Bank of Washington shall be paid in monthly installments of interest and principal in the amounts set forth by the Note and related documents evidencing the Wespac obligation. U.S. Bank shall retain its lien interests until fully paid. U.S. Bank is not impaired by the Plan.

       5.3  Newbeach Partners

       Class 3 consists only of the Allowed Claim of Newbeach Partners, secured by furniture, fixtures, equipment, machinery, inventory, books, and records, with an approximate balance of $114,285.94 as of March 1, 1996. Newbeach Partners shall be paid in full, with interest at 10%, in five (5) successive equal annual payments, with the first payment due within thirty (30) days of the Effective Date of the Plan. Newbeach Partners is impaired under the Plan, and shall retain its lien until fully paid.

       5.4  Administrative Convenience Creditors

       Class 4 consists only of holders of (1) Allowed Claims of unsecured creditors of less than $500.00, and (2) holders of Allowed Claims who elect to reduce their claim to $500.00. Administrative Convenience Creditors shall receive full payment of their claims, in cash, within thirty (30) days of the Effective Date of the Plan.

       5.5  Claims of General Unsecured Creditors

       a. General Provisions. Class 5 consists only of Allowed Claims of general unsecured creditors. General Unsecured Creditors shall be paid pro-rata in annual installments, including interest at 8%, over a period of five years, commencing ninety days after the Effective Date of the Plan. General Unsecured Creditors are impaired under the Plan. Disputed claims are indicated by an asterisk (*).

A to Z Rental                    $    111.84
Joe Agapay, Esq.                 $ 25,000.00
Allied Security                  $  2,588.76
Breckenridge                     $    498.86
Bunker, Vittal & Sternberg       $  1,000.00
Carr Services                    $     60.86
ChemMark                         $     50.22
Choice Hotels                    $ 54,722.48*





PAGE 23
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY AND MEDEIROS LETTERHEAD]

City Of Spokane                   $      118.00
Culligan Water Softener           $       40.50
DCT Control                       $      192.24
Diamond Aire                      $      367.46
Eagle Hardware                    $       44.24
Farmer Brothers                   $      433.84
Federal Express                   $       46.50
Fuller O'Brien                    $       83.16
G.E. Supply                       $      408.24
Gibson, Dunn, Crutcher            $   40,194.00*
Golden Corral                     $      432.05
Harolds Vacuum Center             $       87.12
Hicks Hardware                    $       72.14
Inland Pool & Spa                 $        4.76
Insight-Stults                    $    1,095.61
Janco United-Spokane              $       74.94
Johnstone Supply                  $      950.40
Kaye, Scholer                     $  200,000.00
Lindsay Soft Water                $      136.08
Medical Resource                  $  800,000.00
Metropolitan Outdoor              $    2,200.00
Office Depot                      $    1,800.00
Oppenheimer Industries            $  300,000.00
PSC Food Service                  $       85.68
Pool World, Inc.                  $       29.10
Quality Press                     $       43.44
S.E. Rykoff & Company             $    1,044.05
SYSCO                             $       49.95
Sears Fire Extinguisher           $       83.70
Something Sweet Donut             $      485.00
Spokane Hotel and Motel           $      536.37
Sunset Florist                    $       31.32
Tennessee Department of Revenue   $    3,884.15
Twirl Sewer Service               $       50.22
U.S. Elevator                     $      169.56

       b. Special Provisions for Creditors Claims of Kaye Scholer, Oppenheimer Industries and Medical Resource. Wespac intends to fund the cash settlement option with Kaye Scholer for $100,000.00, payable within thirty (30) days of the Effective Date of the Plan. Wespac does not intend to fund the cash settlement with Oppenheimer Industries.

       Upon the Effective Date, Wespac and Medical Resource have agreed to compromise the creditor's claim of Medical Resource by granting Medical Resource an Allowed Unsecured Claim for the sum of





PAGE 24
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


$800,000.00, which shall be paid through the issuance of 50% of all issued and outstanding New Common Stock to Medical Resource. On the Effective Date of the Plan, Nevada Sea shall exercise the Medical Resource/Nevada Sea Stock Option and shall receive with respect to the USREA Stock, which Medical Resource purchased from Zimco, 25% of all the issued and outstanding New Common Stock. Wespac shall dismiss the appeal of the Medical Resource judgment, and the adversary action to avoid the Medical Resource judgment lien.

       5.6    Interests of Equity Security Holders (Shareholders)

       a. General. Class 6 consists only of Allowed Interests of shareholders of Old Common Stock. All Class 6 Interests shall be cancelled on the Effective Date of the Plan. One share of New Common Stock in the Reorganized Debtor shall be exchanged for each share of Allowed Interest in Old Common Stock. Holders of Allowed Interests in Old Common Stock, other than Medical Resource, shall hold in the aggregate 25%, of the newly issued stock.

       b. Special Provisions for Shareholder Interest of Medical Resource. Upon the Effective Date, Medical Resource shall reduce its claim to the USREA shares acquired from Zimco so such shares shall total 25% of Allowed Interests in Old Common Stock. Nevada Sea shall exercise the Medical Resource/Nevada Sea option, and shall receive 25% of the issued and outstanding New Common Stock. Medical Resource shall be issued, in exchange for its compromised creditors claim, 50% of the issued and outstanding New Common Stock.

       c. Wespac Investors Trust II. Wespac Investors Trust II (Trust II) is a California Real Estate Investment Trust (REIT), formed at approximately the same time as Wespac. Trust II is a separate and distinct trust from Wespac. Trust II filed for bankruptcy in the Central District of California the llth day of March, 1988, under case number SA 88-01526 JR. This case was converted from a Chapter 11 case to a case under Chapter 7 and Wespac has been informed all assets of Trust II have been liquidated. Wespac provided Notice of these Chapter 11 proceedings to all persons and entities which appeared in the several shareholder records located by Wespac. Included within these records were the names of holders of interest in Trust II. Wespac has received Proofs Of Interest from numerous persons and entities who are the holders of interest in Trust II. All Proofs Of Interest demonstrating an interest in Trust II will be objected to and will be returned to the claimant as not representing an





PAGE 25
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


interest in Wespac. Those persons and entities holding an interest in Trust II shall receive no interest or distribution in or from Wespac Investors Trust III.

SECTION 6. ADMINISTRATION OF THE ESTATE

       6.1    EXECUTION OF PLAN

       The most significant claims against Wespac, including the Medical Resource, Oppenheimer, and Kaye, Scholer claims, were not incurred through operations of the Spokane Properties. Nevertheless, the Spokane properties are the only marketable assets of Wespac, and constitute the sole operating entities which generate funds as a source of payment for these obligations. Management has devoted substantial effort and analysis to the evaluation of future business operations, and determining whether Wespac can reasonably provide for payment of their creditors through ongoing operations.

       Wespac believes that the Spokane properties can achieve revenues adequate to pay creditors the moneys due under the Plan, if financial assistance is obtained for debt service, renovation and repairs, and if adequate time is afforded for such payments. To ensure that adequate funds are available, Wespac shall borrow an unsecured loan of $250,000.00 from Nevada Sea at the Effective Date of the Plan, repayable within two years with interest at 8% per annum, to be evidenced by a promissory note in standard form, with 12% default interest. This loan is intended to supplement Wespac's cash position, and will be used for any proper purpose, including cash requirements under the Plan, such as payment of administrative expenses, priority tax claims, administrative convenience creditors, and the discounted cash payment to Kaye, Scholer. Additional financing may be desirable if necessary to perform deferred maintenance and necessary real property repairs and improvements, such as the foundation work at the Comfort Inn -- North.

       It is anticipated that Wespac will continue to own and operate the Spokane Properties for at least a period of two years following the Effective Date. During this period, Wespac intends to secure audited financial statements, if obtainable, commencing January 1, 1994, and take such actions as are necessary to comply with all applicable Securities and Exchange requirements to allow trading of Wespac shares.





PAGE 26
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


       Management believes that extensive renovations are required to meet the requirements of its Franchisers, and for the properties to remain competitive in the hospitality industry. Substantial effort has been devoted to determine how the limited funds available for renovation would be used to best advantage. At present, the following expenditures are believed to be necessary, reasonable, and prudent:

              a. Comfort Inn -- North. The foundation at the Comfort Inn - North requires rehabilitation to correct a sinking problem affecting one wing of the building. Wespac has obtained an analysis of the problem, and a bid for correction, which estimates can expense of $60,000.00 to $75,000.00 for corrective measures. This work, although unavoidable, can be deferred until the Effective Date.

              b. Comfort Inn -- Valley. Wespac believes that approximately $100,000.00 should be expended at the Comfort Inn - Valley for upgrading and renovations.

              C. Friendship Inn. Wespac believes the Friendship Inn can be upgraded to a Rodeway Inn upon expenditure of approximately $175,000.00 for renovations, with a significant potential for realizing profitable operations at the location. A Rodeway Inn Franchise has been negotiated by management, and would allow conversion of the property at minimal cost, other than the expense of scheduled renovations which are necessary in any event.

       Also, at the Effective Date, Wespac shall perform all obligations required under the compromises with Medical Resource and Nevada Sea.

       6.2    RESOLUTION OF CLAIMS AND INTERESTS

       Wespac shall act as the disbursing agent for the purpose of making distributions under the Plan. All objections to Claims and Interests shall be brought by Wespac within sixty (60) days of the Effective Date.

       No distribution will be made to any claimant with respect to a projected distribution which would be less than the sum of $25.00 in cash or securities, as the cost of making such distribution exceeds the value thereof.





PAGE 27
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


       Except as otherwise provided by the Plan, all Claims and Interests which arose prior to confirmation will be discharged on the Effective Date of the Plan, whether accrued before or after the date of filing. The discharge will be effective as to each Claim, regardless whether a proof of claim was filed, whether the claim was allowed, or whether the holders of the claim voted for or against acceptance of the Plan.

       6.3    AVOIDANCE ACTIONS

       Wespac, as Debtor In Possession, enjoys the rights and powers of a bankruptcy trustee with respect to recovering transfers of property made prior to bankruptcy. Sections 548 and 544 of the Bankruptcy Code authorize Wespac to utilize either bankruptcy law or state law as a basis for recovering fraudulent transfers or conveyances. Generally, fraudulent conveyances may be recovered if they were made with actual intent to hinder, delay or defraud creditors, or if transfers of property are made for less than a reasonably equivalent value, and the Debtor 1) was insolvent or became insolvent as a result of the transaction; or 2) was engaged in business or was about to engage in a business transaction for which its remaining capital was unreasonably insufficient; or 3) intended to incur or believed it would incur debts beyond its ability to pay.


       Wespac, as Debtor In Possession, is also authorized to recover preferential payments to creditors which were made prior to bankruptcy. Preferences are recoverable in accordance with Section 547(b) of the Bankruptcy Code, which allows recovery of a transfer of property to or for the benefit of a creditor on account of an antecedent debt, made while the Debtor is insolvent, made within ninety days before the date of filing, or one year before the date of filing if the creditor was an insider, and resulting in the creditor receiving more than would have been received under a liquidation pursuant to Chapter 7 of the Bankruptcy Code. Preferences may not be recovered to the extent that the transfer was intended to be a contemporaneous exchange for new value, or if the payment was made in the ordinary course of business.

       Wespac brought and resolved a preference action against the law firm of Gibson, Dunn & Crutcher which sought recovery of the sum of $50,000.00 paid to Gibson, Dunn & Crutcher within ninety (90) days of the bankruptcy filing. Gibson, Dunn & Crutcher applied a portion of these funds to an antecedent account for prepetition services rendered as counsel for Wespac and Hall in the





PAGE 28
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]

Oppenheimer litigation. With Court approval, this preference suit was settled for a cash payment to Wespac of $40,194.00.

       Wespac is mindful of the marginal benefit to the estate which may result from pursuing dubious avoidance claims, particularity in light of the proposed 100% repayment to unsecured creditors under the Plan of Reorganization. Preference recipients, if compelled to disgorge the preference, become creditors under the Plan to the extent of their Allowed Claims. Recovery of fraudulently transferred assets would provide a net gain to the estate, but burden the estate with additional legal fees in the short term.

       The following transactions appear to be avoidable as preferences or fraudulent transfers:

              a.     John T. Hall. Payments to or for the benefit of John T.
       Hall.

              b.     Joel Ciniero. Payments to or for the benefit of Joel
       Ciniero.

              c. Cyrus J. Keefer, Jr. Payments of approximately $22,000.00 to or for the benefit of Cyrus J. Keefer, Jr.

              d. EDS Corp. The claim against EDS Corp. has been compromised for the sum of $10,978.00, subject to Court approval.

       Except to the extent provided for by the Plan, the estate will retain and may enforce any and all claims held against third parties, including claims for recovery of preferences or fraudulent conveyances.

       6.4    TAX ATTRIBUTES

       The tax attributes of Wespac include net operating loss carryforwards of approximately 38 million dollars. Wespac has prepared and filed the 1994 income tax return utilizing a portion of that net operating loss to eliminate income tax liability for that year. Wespac intends to continue utilizing the net operating loss carryforward to apply against taxable earnings for future years.

       Under Section 172(b)(1) of the Internal Revenue Code of 1954, a net operating loss (NOL) for any taxable year shall be an NOL carryback for each of the three (3) taxable years preceding the





PAGE 29
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


taxable year of the loss, and a NOL carryover to each of the fifteen (15) taxable years following the taxable year of the loss, until the NOL is absorbed. Unless an election to forego the carryback is made, a NOL is carried back first to the earliest of these years, then to the next earliest and so on in chronological order until it is fully utilized. Because of these rules, a NOL which is sustained in one (1) year may be used to reduce the taxable income, and therefore the tax due, of another year.

       The Tax Reform Act of 1986, under Section 382, imposed limitations on the use of NOL carryforwards if there is a change in ownership in excess of 50 percent within a three (3) year period. In such a case, the earnings against which the loss carryforwards may be offset are limited to the value of the corporation immediately before the 50 percent ownership change, multiplied by the highest adjusted federal long-term tax-exempt rate in effect for any month in the three (3) month period, ending with the calendar month in which the ownership change occurs. Wespac is not aware of any uncontested Proofs of Interest which derive from a change of ownership in excess of fifty percent (50%) of issued and outstanding Wespac Old Common Stock.

       The Plan of Reorganization will affect various creditors differently, depending on the nature of their claim, their taxpayer status, their accounting method, and other variables. Creditors and equity security holders should consult with their own independent tax advisors regarding the tax impact of the Plan of Reorganization upon their individual circumstances.

       6.5    PAYMENT OF QUARTERLY FEES

       All quarterly fees due to the United States Trustee pursuant to 11
U.S.C. 1930(a)(6) shall be paid on or before the Effective Date of the Plan as required by 11 U.S.C. 1129(a)(12). Wespac does not owe any quarterly fees, other than fees accrued for the current quarter.

       6.6    SUBSTANTIAL CONSUMMATION

       The Chapter 11 case shall be deemed to be substantially consummated pursuant to 11 U.S.C. 1101(2) upon conclusion of all adversary and contested matters, but in no event until sixty (60) days following the Effective Date of the Plan. Upon substantial consummation, Wespac shall certify the same to the Court, and seek entry of a Final Decree closing this case.





PAGE 30
FIRST AMENDED DISCLOSURE STATEMENT

                   [DAVIDSON, BAILEY & MEDEIROS LETTERHEAD]


        DATED this _____ day of March, 1996.


                                             DAVIDSON, BAILEY & MEDEIROS


                                             ---------------------------------
                                             Barry W. Davidson
                                             Attorney for Wespac Investors
                                              Trust III

Approved:

WESPAC INVESTORS TRUST III


-------------------------------
Georgie Liebelt
Designated Representative





PAGE 31
FIRST AMENDED DISCLOSURE STATEMENT

                              Liquidation Analysis

Real Property and improvements                                  $5,700,000
10% sales costs                                $570,000
U.S. Bank lien claim                         $3,435,000
Newbeach lien claim                            $114,285
Medical Resources disputed lien claim        $1,085,000
Unsecured debt                                 $639,000
Current A/P (12/31/96)                         $236,000
Payments due at confirmation                   $136,115
Real property taxes (first half 1996)           $52,000

Total Liabilities                                               $6,267,400

Shareholders' Equity on Liquidation                               ($567,400)

(Excluding Chapter 7 Trustee's fees and expenses)





                                  APPENDIX "A"

                           WESPAC INVESTORS TRUST III
                                 MOTEL DIVISION

                      Financial Statement Projections and
                         Accountants' Compilation Report

                       For the Years Ending December 31,
                           1995, 1996, 1997, and 1998





                                  APPENDIX "B"

                           WESPAC INVESTORS TRUST III
                                 MOTEL DIVISION

                                    Contents

                       For the Years Ending December 31,
                           1995, 1996, 1997, and 1998

                                                                            Page
                                                                            ----
Accountants' compilation report                                                 2

Financial projections:

       Projected balance sheets under the hypothical assumptions
              in note A                                                      3-4

       Statements of projected income under the hypothetical assumptions
              in note A                                                        5

       Statements of projected cash flows under the hypothetical assumptions
              in Note A                                                        6

       Summary of significant projection assumptions                         7-9

                        [LEMASTER & DANIELS LETTERHEAD]
Trustees
WESPAC Investors Trust III
Motel Division
Spokane, Washington


We have compiled the accompanying projected balance sheets, statements of income, and cash flows of WESPAC Investors Trust III - Motel Division for the year ending December 31, 1995, and each year thereafter ending December 31, 1998, in accordance with standards established by the American Institute of Certified Public Accountants.

The accompanying projection and this report were prepared for WESPAC Investors Trust III - Motel Division for the purpose of aiding in the confirmation of a proposed plan of reorganization and should not be used for any other purpose.

A compilation is limited to presenting in the form of a projection information that is the representation of management and does not include evaluation of the support for the assumptions underlying the projection. We have not examined the projection and, accordingly, do not express an opinion or any other form of assurance on the accompanying statements or assumptions. Furthermore, even if the assumptions (listed on pages 7-9 of this report) are accurate, there will usually be differences between the projected and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We have no responsibility to update this report for events and circumstances occurring after the date of this report.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements and projections, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements and projections are not designed for those who are not informed about such matters.

WESPAC Investors Trust III is a Debtor-in-Possession in Chapter 11 proceedings filed on January 27, 1994, in the Eastern District of Washington under Case Number 94-00228-Kll. Pursuant to the United States Bankruptcy Code, WESPAC Investors Trust III has filed schedules of assets and liabilities, verified under penalty of perjury, with the United States Bankruptcy Court. Certain assets and liabilities of WESPAC Investors Trust III are disclosed in the schedule of assets and liabilities filed with the Court, although not set forth by the financial statement projections attached hereto for the Motel Division. Those schedules of assets and liabilities should be considered in conjunction with the financial statement projections presented herewith.

                                      /s/ LeMaster & Daniels PLLC

Spokane, Washington
December 8, 1995

                          WESPAC INVESTORS TRUST III
                                MOTEL DIVISION

                           Projected Balance Sheets


<Caption
                                               December 31,   December 31,       December 31,   December 31,
                                                   1995           1996               1997           1998
                                               ------------   ------------       ------------   ------------
               ASSETS

CURRENT ASSETS:
     Cash on hand:
        Valley                                 $      300     $      300         $      300     $      300
        North                                       1,100          1,100              1,100          1,100
        Friendship                                    660            660                660            660
     Cash-combined                                126,134        199,493            255,811        415,579
     Accounts receivable:
        Valley                                     18,829         19,376             19,947         20,537
        Friendship                                  9,394          9,667              9,952         10,246
        North                                      15,759         16,217             16,695         17,189
        Guest ledger                                3,693          3,800              3,912          4,028
        Guest ledger, Friendship                    4,391          4,519              4,652          4,790
        Guest ledger, North                         7,063          7,268              7,482          7,703
        Spokane House restaurant                    5,110          5,258              5,413          5,573
     Prepaid expenses                              49,314         50,547             51,811         53,106
                                               ----------     ----------         ----------     ----------

        Total current assets                      241,747        318,205            377,735        540,811
                                               ----------     ----------         ----------     ----------

PROPERTY AND EQUIPMENT:
     Building and improvements:                 2,127,620      2,227,620          2,247,620      2,267,620
        Valley                                  3,089,138      3,164,138          3,184,138      3,204,138
        North                                   2,611,618      2,786,618          2,796,618      2,816,618
        Friendship
     Furniture and equipment:
        Valley                                    194,521        194,521            194,521        194,521
        North                                     215,218        215,218            215,218        215,218
        Friendship                                349,304        349,304            349,304        349,304
        Restaurant                                110,497        110,497            110,497        110,497
                                               ----------     ----------         ----------     ----------
                                                8,697,916      9,047,916          9,097,916      9,157,916
     Less accumulated depreciation             (3,208,853)    (3,599,402)        (3,964,704)    (4,312,845)
                                               ----------     ----------         ----------     ----------

        Total property and equipment            5,489,063      5,448,514          5,133,212      4,845,071
                                               ----------     ----------         ----------     ----------

                                               $5,730,810     $5,766,719         $5,510,947     $5,385,882
                                               ==========     ==========         ==========     ==========





             See accompanying accountants' compilation report and
                 summary of significant projection assumptions.

                          WESPAC INVESTORS TRUST III
                                MOTEL DIVISION

                           Projected Balance Sheets


                                            December 31,     December 31,     December 31,     December 31,
                                                1995             1996             1997             1998
                                            ------------     ------------     ------------     ------------
                   LIABILITIES

CURRENT LIABILITIES:
   Accrued sales and business tax           $    41,800      $    43,054      $    44,350      $    45,680
   Accounts payable                              19,650           20,380           21,370           22,360
   Personal property taxes payable:
      Valley                                        888              910              940              970
      Friendship                                    638              660              680              700
      North                                       1,065            1,100            1,130            1,160
   Accrued payroll                               21,852           22,510           23,190           23,890
   Federal withholding payable                    2,318            2,390            2,460            2,530
   Labor and Industries payable                   6,516            6,710            6,910            7,120
   State unemployment payable                     3,209            3,310            3,410            3,510
   Federal unemployment payable                     580              600              620              640
   Current maturities of long-term debt         137,258          416,495          372,217          304,250
                                            -----------      -----------      -----------      -----------

      Total current liabilities                 235,774          518,119          477,277          412,810
                                            -----------      -----------      -----------      -----------
LONG-TERM DEBT:
   Notes payable:
      Copier                                      1,830              692             --               --
      New Beach Partners                           --             83,460           67,050           49,278
      Tax claims                                   --             66,023           56,727           46,458
      General claims                               --            131,435          106,707           79,927
      Kay Scholer                                  --            180,561          145,060          106,612
      Oppenheimer                                  --            270,842          217,589          159,917
      Nevada Sea                                   --            181,154           55,421             --
   Mortgages payable:
      Friendship Inn                            971,917          913,760          849,830          779,556
      Valley                                  1,073,846        1,041,080        1,005,061          965,468
      North                                   1,525,264        1,478,929        1,427,996        1,372,008
                                            -----------      -----------      -----------      -----------
                                              3,572,857        4,347,936        3,931,441        3,559,224
   Less current maturities                     (137,258)        (416,495)        (372,217)        (304,250)
                                            -----------      -----------      -----------      -----------
      Total long-term debt                    3,435,599        3,931,441        3,559,224        3,254,974
                                            -----------      -----------      -----------      -----------

      Total liabilities                       3,671,373        4,449,560        4,036,501        3,667,784
                                            -----------      -----------      -----------      -----------

MOTEL DIVISION EQUITY:
   Retained earnings (as restated)            2,092,699        2,059,437        2,117,396        2,274,683
   Prior unrecorded claims                         --           (800,237)        (800,237)        (800,237)
   Current year income (loss)                   (33,262)          57,959          157,287          243,652
                                            -----------      -----------      -----------      -----------
      Total motel division equity             2,059,437        1,317,159        1,474,446        1,718,098
                                            -----------      -----------      -----------      -----------

                                            $ 5,730,810      $ 5,766,719      $ 5,510,947      $ 5,385,882
                                            ===========      ===========      ===========      ===========





             See accompanying accountants' compilation report and
                summary of significant projection assumptions.

                          WESPAC INVESTORS TRUST III
                                MOTEL DIVISION

                          Projected Income Statements

                                                            Years Ending December 31,
                                           ------------------------------------------------------------
                                              1995              1996           1997            1998
                                           -----------      -----------     -----------     -----------
SALES                                      $ 2,753,079      $ 2,833,052     $ 2,916,524     $ 3,002,836

LESS COUPONS AND DISCOUNTS                      55,074           56,674          58,344          60,070
                                           -----------      -----------     -----------     -----------

NET SALES                                    2,698,005        2,776,378       2,858,180       2,942,766
                                           -----------      -----------     -----------     -----------
COST OF LABOR:
   Salaries and wages                          780,739          790,498         800,379         810,385
   Taxes and benefits                          132,421          134,385         136,065         137,765
                                           -----------      -----------     -----------     -----------
       Total cost of labor                     913,160          924,883         936,444         948,150
                                           -----------      -----------     -----------     -----------

GROSS PROFIT                                 1,784,845        1,851,495       1,921,736       1,994,616
                                           -----------      -----------     -----------     -----------
EXPENSES:
   Controllable                                717,401          731,749         746,384         761,312
   Noncontrollable                             608,970          621,149         633,572         646,244
                                           -----------      -----------     -----------     -----------
       Total expenses                        1,326,371        1,352,898       1,379,956       1,407,556
                                           -----------      -----------     -----------     -----------

INCOME FROM HOTEL OPERATIONS                   458,474          498,597         541,780         587,060
                                           -----------      -----------     -----------     -----------
OTHER MANAGEMENT EXPENSES:
   Interest                                    345,809          380,638         384,493         343,408
   WESPAC reorganization expenses              145,927           60,000            --              --
                                           -----------      -----------     -----------     -----------

       Total other management expenses         491,736          440,638         384,493         343,408
                                           -----------      -----------     -----------     -----------

NET INCOME (LOSS)                          $   (33,262)     $    57,959     $   157,287     $   243,652
                                           ===========      ===========     ===========     ===========


             See accompanying accountants' compilation report and
                summary of significant projection assumptions.

                          WESPAC INVESTORS TRUST III
                                MOTEL DIVISION

                             Projected Cash Flows

                                                                          Years Ending December 31,
                                                           ------------------------------------------------------
                                                              1995           1996          1997           1998
                                                           ---------      ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                     $ (33,262)     $  57,959      $ 157,287      $ 243,652
     Noncash items:
        Depreciation                                         360,132        390,549        365,302        348,141
        Accounts receivable                                  (23,387)        (1,866)        (1,948)        (2,013)
        Prepaids                                              (3,415)        (1,233)        (1,264)        (1,295)
        Accounts payable                                     (73,391)           730            990            990
        Accrued liabilities                                    4,865          2,378          2,446          2,510
                                                           ---------      ---------      ---------      ---------

            Net cash provided by operating activities        231,542        448,517        522,813        591,985
                                                           ---------      ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Building and improvements                               (68,915)      (350,000)       (50,000)       (60,000)
     Furniture and equipment                                 (21,808)          --             --             --
                                                           ---------      ---------      ---------      ---------

            Net cash used in investing activities            (90,723)      (350,000)       (50,000)       (60,000)
                                                           ---------      ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Notes payable                                            (1,311)        (1,138)          (692)
     Mortgages                                              (124,866)      (137,258)      (150,882)      (165,855)
     Bankruptcy claims                                          --         (136,762)      (264,921)      (206,362)
     Note, Nevada Sea                                           --          250,000           --             --
                                                           ---------      ---------      ---------      ---------

            Net cash used in financing activities           (126,177)       (25,158)      (416,495)      (372,217)
                                                           ---------      ---------      ---------      ---------

NET INCREASE IN CASH                                          14,642         73,359         56,318        159,768

CASH, BEGINNING OF YEAR                                      111,492        126,134        199,493        255,811
                                                           ---------      ---------      ---------      ---------

CASH, END OF YEAR                                          $ 126,134      $ 199,493      $ 255,811      $ 415,579
                                                           =========      =========      =========      =========



             See accompanying accountants' compilation report and
                summary of significant projection assumptions.

                  WESPAC INVESTORS TRUST III - MOTEL DIVISION
                 Summary of Significant Projection Assumptions

                       For the Years Ending December 31,
                          1995, 1996, 1997, and 1998


The Motel Division of WESTPAC Investors Trust III owns and operates three motels in Spokane, Washington. The three facilities are: Comfort Inn North with 96 rooms, Comfort Inn Valley with 76 rooms, and the Friendship Inn near the airport with 89 rooms. All three facilities are expected to remain in operation during the projected period with occupancy rates as described in Note B.

NOTE A - Nature of the Projections

The accompanying projection is based on the hypothetical assumptions regarding sales volume, expenses, and capitalization described in Note B through Note D. The projection presents, to the best of management's knowledge and belief, management's expected results of operations, changes in financial position, and cash flows for the projection period if the hypothetical assumptions occur.

The presentation is designed to provide information for management based on the assumptions herein and should not be considered to be a presentation of expected future results. Accordingly, the projection may not be useful for other purposes. The assumptions disclosed herein are those that management believes are significant to the projection. Furthermore, even if the hypothetical assumptions occur, there will usually be differences between the projected and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. In addition, the assumptions disclosed are not all-inclusive and other management decisions during the course of the projection may materially alter the expected outcomes as presented here.


NOTE B - Revenues

Sales are projected to increase at an annual rate of 4%, due primarily to rate increases and expected increases in occupancy rates. Management assumes that occupancy will remain at around 68% at the three facilities with cyclical periods of near maximum occupancy occurring in the summer months. Currently, the occupancy rate at the Friendship Inn facility is around 55%, but that is expected to increase to at or near 65% due to expected capital improvements as described below in Note D.

NOTE C - Expenses

Labor costs are expected to remain fairly flat but a conservative estimate of a 1.25% increase is expected. Labor tends to remain flat for hourly workers due to the high turnover in housekeeping and maintenance positions.

Other expenses are expected to increase at the rate of inflation, around 2%.

                  WESPAC INVESTORS TRUST III - MOTEL DIVISION
           Summary of Significant Projection Assumptions (Continued)

                       For the Years Ending December 31,
                          1995, 1996, 1997, and 1998


NOTE D - Depreciation

Capital improvements are anticipated to be made during the projection period as follows:

          Year                                              Amount
          ----                                              ------
         1996                                              $350,000
         1997                                                50,000
         1998                                                60,000

Depreciation is calculated on a straight-line basis. Building and improvements are depreciated over 30 years and furniture and equipment over 5 to 7 years. Depreciation expense is expected to be as follows:


         Year                                               Amount
          ----                                              ------
         1995                                              $360,132
         1996                                               390,549
         1997                                               365,302
         1998                                               348,141


NOTE E - Accounts Receivable

The projection assumes that the Company's accounts receivable balances will be approximately 28% of the average monthly sales for the year. The accounts receivable will be cyclical and follow the sales cycle with an approximate 30-day lag period.


NOTE F - Notes Payable

Notes payable of approximately $3,300,000 will be due April 1, 1998. Management expects to renegotiate the terms of the notes at that time and have the payback period extended. This projection assumes that the notes will be renegotiated before their due dates in 1998.

Notes payable for prior unrecorded claims are expected to be incurred in 1996. A note to New Beach Partners for approximately $92,000 is to be paid at 8% over 5 years. Other claims are for prior tax claims and general unsecured claims. The total tax claims known at December 31, 1995, is approximately $68,500. General unsecured claims total approximately $639,000 at December 31, 1995. In addition, the Company is expected to borrow $250,000 from Nevada Sea during 1996. This note will be payable at 8% over 2 years.

                  WESPAC INVESTORS TRUST III - MOTEL DIVISION
           Summary of Significant Projection Assumptions (Continued)

                       For the Years Ending December 31,
                          1995, 1996, 1997, and 1998



NOTE F - Notes Payable (continued)

Interest expense related to the notes payable during the projection period are expected to be as follows:


         Year                                               Amount
          ----                                              ------
         1995                                              $345,809
         1996                                               333,402
         1997                                               319,751
         1998                                               299,255

Interest expense related to the New Beach Partner note, the Nevada Sea note, the tax claims, and general unsecured claims is expected to be as follows:


         Year                                               Amount
          ----                                              ------
         1996                                              $47,236
         1997                                               64,742
         1998                                               44,153


NOTE  G  -  Equity

The Company is granting Medical Resources an allowed unsecured claim for the sum of $800,000 which shall be paid through the issuance of 50% of all issued and outstanding new common stock upon the effective date of the plan of reorganization.


NOTE H - Income Taxes

No income tax expense has been provided in these projections based on the assumption that the Company has a net operating loss carryover from prior years to offset net income. If no net operating loss or credits are available, the approximate tax expense would be:


         Year                                               Amount
          ----                                              ------
         1995                                              $  --
         1996                                               10,000
         1997                                               47,000
         1998                                               81,000